UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Christopher T. Hutter as Chief Financial Officer of Plug Power Inc.

On September 4, 2014, Plug Power Inc. (the “Company”) announced that Christopher T. Hutter has been appointed as the Chief Financial Officer of the Company, effective November 6, 2014.

The Company and Mr. Hutter entered into an Executive Employment Agreement, dated September 3, 2014 (the “Employment Agreement”), with a one year term which commences on November 6, 2014 and which renews automatically. Pursuant to the terms of the Employment Agreement, Mr. Hutter receives an annual base salary of $400,000, is eligible to receive incentive compensation as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company and is entitled to participate in and receive benefits under all of the Company’s employee benefit plans. The Employment Agreement also provides that if, within twelve months after a “Change in Control,” as defined in the Employment Agreement, the Company terminates Mr. Hutter’s employment without “Cause,” as defined in the Employment Agreement, then he shall be entitled to (a) receive a payment equal to the sum of (1) his average annual base salary over the three fiscal years prior to his termination (or his annual base salary for the fiscal year immediately preceding to the Change in Control, if higher) plus (2) his average annual incentive bonus over the three fiscal years prior to the Change in Control (or his annual incentive bonus for the fiscal year immediately preceding to the Change in Control, if higher), (b) continued vesting of his stock options and other stock-based awards for twelve months following the termination date as if he had remained an active employee and (c) receive benefits, including health and life insurance for twelve months following his termination. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 99.2 hereto and is hereby incorporated into this report by reference.

On September 3, 2014, as inducement to accept the Company’s offer of employment, the Company approved an option grant to Mr. Hutter, effective as of November 6, 2014. The option grant is for the purchase of an aggregate of 250,000 shares of Common Stock of the Company at a per share price equal to the closing price of the Company’s common stock on the NASDAQ Capital Market on November 6, 2014, has a term of 10 years and is subject to a 3 year vesting schedule, with one third of the shares vesting on each of the first, second and third anniversary of November 6, 2014. The Compensation Committee and the Board approved the option grant on September 3, 2014, and September 3, 2014, respectively. In connection with the option grant, it is anticipated that the Company and Mr. Hutter will enter into a Non-Qualified Stock Option Agreement on or about November 6, 2014.

Mr. Hutter, age 47, served as Chief Financial Officer and Executive Vice President of PowerSecure International, Inc., an energy products and services company, from 2007 to 2014. Previously, Mr. Hutter served as National Vice President of Finance, Treasurer, Investors Relations and Assistant Secretary of ADVO, Inc., an advertising and marketing firm, from 1993 to 2007.

A copy of the Company’s press release announcing Mr. Hutter’s appointment as the Chief Financial Officer of the Company is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated September 4, 2014

99.2	Executive Employment Agreement, by and between the Company and Christopher T. Hutter, dated September 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: September 4, 2014	By:	/s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer